Filed Pursuant to Rule 433
                                                         File No.: 333-132249-03


            The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

            The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-4 CERTIFICATES



                                                   Pass-
                                  Initial Class   Through
Class                             Balance(1)        Rate                  Principal Types
---------------------------------------------------------------------------------------------------------

Offered Certificates

Class 1-A-1 ...................    $29,770,244       (3)     Senior, Accretion Directed, Sequential Pay
Class 1-A-2 ...................           (4)        (5)     Senior, Notional Amount
Class 1-A-3 ...................    $43,678,756      6.000%   Senior, Accretion Directed, Sequential Pay
Class 1-A-4 ...................     $3,341,000      6.000%   Senior, Sequential Pay
Class 1-A-5 ...................     $7,679,000      6.000%   Super Senior, Lockout
Class 1-A-6 ...................       $853,000      6.000%   Super Senior Support, Lockout
Class 1-A-R ...................           $100      6.000%   Senior, Sequential Pay
Class 1-IO ....................           (4)       6.000%   Senior, Notional Amount
Class 1-PO ....................       $385,105       (6)     Senior, Ratio Strip
Class 2-A-1 ...................    $26,505,000      6.000%   Senior, Pass-Through
Class 15-IO ...................           (4)       6.000%   Senior, Notional Amount
Class 15-PO ...................       $975,106       (6)     Senior, Ratio Strip
Class 3-CB-1 ..................    $29,500,000       (7)     Senior, Sequential Pay
Class 3-CB-2 ..................           (4)        (8)     Senior, Notional Amount
Class 3-CB-3 ..................    $19,898,000      6.000%   Senior, Lockout
Class 3-CB-4 ..................    $42,626,000      6.000%   Senior, Accretion Directed, Sequential Pay
Class 3-CB-5 ..................     $1,591,000      6.000%   Senior, Sequential Pay
Class 3-CB-6 ..................    $11,555,000      6.000%   Senior, Pass-Through
Class 4-CB-1 ..................    $74,584,000      6.500%   Senior, Pass-Through
Class 5-CB-1 ..................   $101,926,000      6.500%   Senior, Pass-Through
Class CB-IO ...................           (9)        (9)     Senior, Component
Class CB-PO ...................          (10)       (10)     Senior, Component
Class B-1 .....................     $8,347,000      (11)     Subordinated
Class B-2 .....................     $3,546,000      (11)     Subordinated
Class B-3 .....................     $2,295,000      (11)     Subordinated





                                                                             Minimum     Incremental  Certificate
Class                                        Interest Types               Denomination   Denomination    Form
--------------------------------------------------------------------------------------------------------------------

Offered Certificates
Class 1-A-1 ...................   Floating Rate                                $1,000       $1         Book-Entry
Class 1-A-2 ...................   Inverse Floating Rate, Interest Only     $1,000,000       $1         Book-Entry
Class 1-A-3 ...................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 1-A-4 ...................   Accrual, Fixed Rate                          $1,000       $1         Book-Entry
Class 1-A-5 ...................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 1-A-6 ...................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 1-A-R ...................   Fixed Rate                                     $100      N/A         Definitive
Class 1-IO ....................   Fixed Rate, Interest Only                $1,000,000       $1         Book-Entry
Class 1-PO ....................   Principal Only                              $25,000       $1         Book-Entry
Class 2-A-1 ...................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 15-IO ...................   Fixed Rate, Interest Only                  $566,204      N/A         Book-Entry
Class 15-PO ...................   Principal Only                              $25,000       $1         Book-Entry
Class 3-CB-1 ..................   Floating Rate                                $1,000       $1         Book-Entry
Class 3-CB-2 ..................   Inverse Floating Rate, Interest Only     $1,000,000       $1         Book-Entry
Class 3-CB-3 ..................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 3-CB-4 ..................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 3-CB-5 ..................   Accrual, Fixed Rate                          $1,000       $1         Book-Entry
Class 3-CB-6 ..................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 4-CB-1 ..................   Fixed Rate                                   $1,000       $1         Book-Entry
Class 5-CB-1 ..................   Fixed Rate                                   $1,000       $1         Book-Entry
Class CB-IO ...................   Interest Only                            $1,000,000       $1         Book-Entry
Class CB-PO ...................   Principal Only                              $25,000       $1         Book-Entry
Class B-1 .....................   Variable Rate                               $25,000       $1         Book-Entry
Class B-2 .....................   Variable Rate                               $25,000       $1         Book-Entry
Class B-3 .....................   Variable Rate                               $25,000       $1         Book-Entry


                                                     Initial Rating of
                                                       Certificates
                                   Final Scheduled   -----------------
                                    Distribution
Class                                  Date(2)       Fitch    Moody's
----------------------------------------------------------------------

Offered Certificates
Class 1-A-1 ...................      May 25, 2036     AAA      Aaa
Class 1-A-2 ...................      May 25, 2036     AAA      Aaa
Class 1-A-3 ...................      May 25, 2036     AAA      Aaa
Class 1-A-4 ...................      May 25, 2036     AAA      Aaa
Class 1-A-5 ...................      May 25, 2036     AAA      Aaa
Class 1-A-6 ...................      May 25, 2036     AAA      Aaa
Class 1-A-R ...................      May 25, 2036     AAA      None
Class 1-IO ....................      May 25, 2036     AAA      Aaa
Class 1-PO ....................      May 25, 2036     AAA      Aaa
Class 2-A-1 ...................      May 25, 2021     AAA      Aaa
Class 15-IO ...................      May 25, 2021     AAA      Aaa
Class 15-PO ...................      May 25, 2021     AAA      Aaa
Class 3-CB-1 ..................      May 25, 2036     AAA      Aaa
Class 3-CB-2 ..................      May 25, 2036     AAA      Aaa
Class 3-CB-3 ..................      May 25, 2036     AAA      Aaa
Class 3-CB-4 ..................      May 25, 2036     AAA      Aaa
Class 3-CB-5 ..................      May 25, 2036     AAA      Aaa
Class 3-CB-6 ..................      May 25, 2036     AAA      Aaa
Class 4-CB-1 ..................      May 25, 2036     AAA      Aaa
Class 5-CB-1 ..................      May 25, 2036     AAA      Aaa
Class CB-IO ...................      May 25, 2036     AAA      Aaa
Class CB-PO ...................      May 25, 2036     AAA      Aaa
Class B-1 .....................      May 25, 2036      AA      None
Class B-2 .....................      May 25, 2036      A       None
Class B-3 .....................      May 25, 2036     BBB      None

                                                        Pass-
                                  Initial Class        Through
Class                             Balance(1)             Rate                  Principal Types
-----------------------------------------------------------------------------------------------
Components
Class 3-CB-IO .................            (12)        6.000%               Notional Amount
Class 4-CB-IO .................            (12)        6.000%               Notional Amount
Class 5-CB-IO .................            (12)        6.000%               Notional Amount
Class 3-CB-PO .................     $1,459,340           (13)               Ratio Strip
Class 4-CB-PO .................       $764,199           (13)               Ratio Strip
Class 5-CB-PO .................     $1,555,955           (13)               Ratio Strip
Non-Offered Certificates
Class B-4 .....................     $1,877,000           (11)               Subordinated
Class B-5 .....................     $1,252,000           (11)               Subordinated
Class B-6 .....................     $1,251,822           (11)               Subordinated

                                                                             Minimum     Incremental  Certificate
Class                                        Interest Types               Denomination   Denomination    Form
--------------------------------------------------------------------------------------------------------------------
Components
Class 3-CB-IO .................    Fixed Rate, Interest Only                    N/A          N/A           N/A
Class 4-CB-IO .................    Fixed Rate, Interest Only                    N/A          N/A           N/A
Class 5-CB-IO .................    Fixed Rate, Interest Only                    N/A          N/A           N/A
Class 3-CB-PO .................    Principal Only                               N/A          N/A           N/A
Class 4-CB-PO .................    Principal Only                               N/A          N/A           N/A
Class 5-CB-PO .................    Principal Only                               N/A          N/A           N/A
Non-Offered Certificates
Class B-4 .....................    Variable Rate                                N/A          N/A           N/A
Class B-5 .....................    Variable Rate                                N/A          N/A           N/A
Class B-6 .....................    Variable Rate                                N/A          N/A           N/A


                                                     Initial Rating of
                                                       Certificates
                                   Final Scheduled   -----------------
                                    Distribution
Class                                  Date(2)       Fitch    Moody's
----------------------------------------------------------------------
Components
Class 3-CB-IO .................         N/A            N/A      N/A
Class 4-CB-IO .................         N/A            N/A      N/A
Class 5-CB-IO .................         N/A            N/A      N/A
Class 3-CB-PO .................         N/A            N/A      N/A
Class 4-CB-PO .................         N/A            N/A      N/A
Class 5-CB-PO .................         N/A            N/A      N/A
Non-Offered Certificates
Class B-4 .....................         N/A             BB      None
Class B-5 .....................         N/A             B       None
Class B-6 .....................         N/A            None     None

----------------------------------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan (other than any mortgage loan with an original term to stated maturity of more than 30 years) in the related loan group or the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) During the initial interest accrual period, interest will accrue on the Class 1-A-1 Certificates at the rate of 5.730% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-1 Certificates at a per annum rate equal to (i) 0.850% plus (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.850% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class 1-A-1 Certificates will be entitled to amounts received under a yield maintenance agreement.

(4) The Class 1-A-2, Class 1-IO, Class 15-IO and Class 3-CB-2 Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $29,770,244, $5,834,664, $566,204 and $29,500,000, respectively).

(5) During the initial interest accrual period, interest will accrue on the Class 1-A-2 Certificates at the rate of 0.270% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-2 Certificates at a per annum rate equal to (i) 5.150% minus
      (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.150%.

(6) The Class 1-PO and Class 15-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(7) During the initial interest accrual period, interest will accrue on the Class 3-CB-1 Certificates at the rate of 5.720% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-CB-1 Certificates at a per annum rate equal to (i) 0.800% plus
      (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.800% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class 3-CB-1 Certificates will be entitled to amounts received under a yield maintenance agreement.

(8) During the initial interest accrual period, interest will accrue on the Class 3-CB-2 Certificates at the rate of 0.280% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-CB-2 Certificates at a per annum rate equal to (i) 5.200% minus
      (ii) one-month LIBOR, determined monthly, subject to a minimum rate of 0.000% and a maximum rate of 5.200%.

(9) The Class CB-IO Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of three components: the Class 3-CB-IO, Class 4-CB-IO and Class 5-CB-IO Components. The components of a class are not severable. The initial notional amount of the Class CB-IO Certificates will be approximately $4,601,140.

(10) The Class CB-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of three components: the Class 3-CB-PO, Class 4-CB-PO and Class 5-CB-PO Components. The components of a class are not severable. The initial class balance of the Class CB-PO Certificates will be approximately $3,779,494.

(11) Interest will accrue on the subordinate certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans in each loan group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to loan group 1, 6.000%, (ii) with respect to loan group 2, 6.000%, (iii) with respect to loan group 3, 6.000%, (iv) with respect to loan group 4, 6.500% and (v) with respect to loan group 5, 6.500%. For the initial distribution date in May 2006, this rate is expected to be approximately 6.224297% per annum.

(12) The Class 3-CB-IO, Class 4-CB-IO and Class 5-CB-IO Components are interest only components, have no principal balance and will bear interest on their notional amounts (initially approximately $926,022, $1,882,398 and $1,792,720, respectively).

(13) The Class 3-CB-PO, Class 4-CB-PO and 5-CB-PO Components are principal only components and will not be entitled to distributions of interest.

   Senior Principal Distribution Amount

   For the Senior Non-PO Certificates of group 1:

   I. On each Distribution Date occurring prior to the Accretion Termination Date for the Class 1-A-4 Certificates, the Class 1-A-4 Accrual Distribution Amount will be allocated, sequentially, as follows:

   first, $1000 to the Class 1-A-1 Certificates, until their Class Balance has been reduced to zero;

   second, $393,108.80 to the Class 1-A-3 Certificates, until their Class Balance has been reduced to zero; and

   third, sequentially, to the Class 1-A-1, Class 1-A-3 and Class 1-A-4 Certificates, in that order, until their Class Balances have been reduced to zero.

   II. On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 1 and the denominator of which is the sum of the PO Principal Amount for loan group 1 and the Senior Principal Distribution Amount for loan group 1, as principal, sequentially, as follows:

   first, to the Class 1-A-R Certificate, until its Class Balance has been reduced to zero;

   second, concurrently, to the Class 1-A-5 and Class 1-A-6 Certificates, pro rata, up to the Group 1 Priority Amount for that Distribution Date;

   third, $1000 to the Class 1-A-1 Certificates, until their Class Balance has been reduced to zero;

   fourth, $393,108.80 to the Class 1-A-3 Certificates, until their Class Balance has been reduced to zero;

   fifth, sequentially, to the Class 1-A-1, Class 1-A-3 and Class 1-A-4 Certificates, in that order, until their Class Balances have been reduced to zero; and

   sixth, concurrently, to the Class 1-A-5 and Class 1-A-6 Certificates, pro rata, until their Class Balances have been reduced to zero.

   For the Senior Non-PO Certificates of group 2:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal to the Class 2-A-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 3:

   I. On each Distribution Date occurring prior to the Accretion Termination Date for the Class 3-CB-5 Certificates, the Class 3-CB-5 Accrual Distribution Amount will be allocated, sequentially, to the Class 3-CB-4 and Class 3-CB-5 Certificates, in that order, until their Class Balances have been reduced to zero.

   II. On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 3 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 3 remaining after payment of funds due to the Trustee and distributions of interest on the group 3 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 3 and the denominator of which is the sum of the PO Principal Amount for loan group 3 and the Senior Principal Distribution Amount for loan group 3, as principal, concurrently, as follows:

    (A) approximately 89.0130265285%, sequentially, as follows:

      first, to the Class 3-CB-3 Certificates, up to the Group 3 Priority Amount for that Distribution Date;

      second, $1,000 to the Class 3-CB-1 Certificates, until their Class Balance has been reduced to zero;

      third, $331,627.50, sequentially, to the Class 3-CB-4 and 3-CB-5 Certificates, in that order, until their Class Balances have been reduced to zero;

      fourth, sequentially, to the Class 3-CB-1, Class 3-CB-4 and Class 3-CB-5 Certificates, in that order, until their Class Balances have been reduced to zero; and

      fifth, to the Class 3-CB-3 Certificates, until their Class Balance has been reduced to zero; and

   (B) approximately 10.9869734715%, to the Class 3-CB-6 Certificates, until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 4:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 4 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 4 remaining after payment of funds due to the Trustee and distributions of interest on the group 4 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 4 and the denominator of which is the sum of the PO Principal Amount for loan group 4 and the Senior Principal Distribution Amount for loan group 4, as principal to the Class 4-CB-1 Certificates until their Class Balance has been reduced to zero.

   For the Senior Non-PO Certificates of group 5:

   On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 5 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 5 remaining after payment of funds due to the Trustee and distributions of interest on the group 5 Certificates and IO Component and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 5 and the denominator of which is the sum of the PO Principal Amount for loan group 5 and the Senior Principal Distribution Amount for loan group 5, as principal to the Class 5-CB-1 Certificates until their Class Balance has been reduced to zero.

   The "Accretion Termination Date" for (a) the Class 1-A-4 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the Class Balances of the Class 1-A-1 and Class 1-A-3 Certificates have been reduced to zero or (ii) the date on which the aggregate Class Balance of the Subordinate Certificates has been reduced to zero or (b) the Class 3-CB-5 Certificates will be the earlier to occur of (i) the Distribution Date following the Distribution Date on which the Class Balance of the Class 3-CB-4 Certificates has been reduced to zero or (ii) the date on which the aggregate Class Balance of the Subordinate Certificates has been reduced to zero.

   The "Class 1-A-4 Accrual Distribution Amount" with respect to any Distribution Date will be equal to amounts allocated but not currently distributable to the Class 1-A-4 Certificates in respect of interest which are instead distributable as principal as described above.

   The "Class 3-CB-5 Accrual Distribution Amount" with respect to any Distribution Date will be equal to amounts allocated but not currently distributable to the Class 3-CB-5 Certificates in respect of interest which are instead distributable as principal as described above.

   The "Group 1 Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class 1-A-5 and Class 1-A-6 Certificates and (ii) the product of (a) the Non-PO Principal Amount for loan group 1, (b) the Shift Percentage and (c) the Group 1 Priority Percentage.

   The "Group 1 Priority Percentage" for any Distribution Date will equal (i) the aggregate Class Balance of the Class 1-A-5 and Class 1-A-6 Certificates divided by (ii) the Pool Principal Balance (Non-PO Portion) for loan group 1.

   The "Group 3 Priority Amount" for any Distribution Date will be equal to the lesser of (i) the Class Balance of the Class 3-CB-3 Certificates and (ii) the product of (a) the Non-PO Principal Amount for loan group 3, (b) the Shift Percentage and (c) the Group 3 Priority Percentage.

   The "Group 3 Priority Percentage" for any Distribution Date will equal the lesser of (a) 99.00% and (b) (i) the sum of the Class Balance of the Class 3-CB-3 Certificates and $9,806,746 divided by (ii) the Pool Principal Balance (Non-PO Portion) for loan group 3.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                             Shift Percentage
---------------------------------------------------------------------------
May 2006 through April 2011.........................              0%
May 2011 through April 2012.........................             30%
May 2012 through April 2013.........................             40%
May 2013 through April 2014.........................             60%
May 2014 through April 2015.........................             80%
May 2015 and thereafter.............................             100%